THIS AMENDMENT TO CREDIT AGREEMENT is dated as of April __, 1997 and is among GLENBOROUGH PROPERTIES, L.P., a California limited partnership ("Borrower"), WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), FLEET NATIONAL BANK ("Fleet") (Wells Fargo and Fleet, collectively, "Lenders"), and Wells Fargo, in its capacity as Agent and as a Lender.

                                    RECITALS

     WHEREAS, Borrower and Lenders are the parties to that certain Credit Agreement dated July 11, 1996 (as amended, supplemented or modified from time to time, the "Agreement"), pursuant to which Borrower entered into a %50,000,000 revolving credit facility with Lenders secured by a variety of Borrower's properties; pursuant to which Borrower entered into a $50,000,000 revolving credit facility with Lenders secured by a variety of Borrower's properties;

     WHEREAS, Fleet has previously purchased from Wells Fargo a $20,000,000 portion of the Facility pursuant to an Assignment and Assumption Agreement between Wells Fargo and Fleet;

     WHEREAS, Wells Fargo has previously purchased from Imperial Bank a $10,000,000 portion of the Facility pursuant to an Assignment and Assumption Agreement between Wells Fargo and Imperial Bank;

     WHEREAS, Borrower and Lenders desire to modify the Agreement as provided herein;

     NOW, THEREFORE, the parties hereto agree as follows:

          1. Modification of LIBOR Loans Rate. Effective as of March 8, 1997,
     Section 2.04 (b) of the Agreement is hereby amended and restated as follows:

               (b) LIBOR Loans. Subject to Sections 2.04(d) and 2.04(h), all LIBOR Loans shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of LIBOR for such Interest Period plus one and three-quarters percent (1.75%). LIBOR Loans shall be in tranches of One Million Dollars ($1,000,000) or Fifty Thousand Dollar ($50,000) increments in excess thereof. No more than four (4) LIBOR Loan tranches shall be outstanding at any one time. Notwithstanding anything to the contrary contained herein and subject to the Default Interest provisions contained in Section 2.04(d), if an Event of Default occurs and as a result thereof the Commitments are terminated, all LIBOR Loans will convert to Base Rate Loans upon the expiration of the applicable Interest Periods therefor or the date all Loans become due, whichever occurs first.

          2. Definition of Base Rate. Effective as of March 18, 1997, the definition of "Base Rate" is hereby amended and restated as follows:

               "Base Rate" means, on any day, the base rate of interest per annum established from time to time by Agent at its principal office in San Francisco, California, and designated as its prime rate as in effect on such day.

          3. No Other Modification. Except as amended herein, the Agreement shall remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, this Amendment to Credit Agreement has been duly executed on the date set forth above.


BORROWER:            GLENBOROUGH PROPERTIES, L.P., a
                     California limited partnership

                     By: GLENBOROUGH REALTY TRUST INCORPORATED,
                         a Maryland corporation, its general partner

                         By /s/ ANDREW BATINOVICH
                           -----------------------------------
                                Andrew Batinovich
                                Its Executive Vice President
                                  and Chief Operating Officer

AGENT/LENDER:        WELLS FARGO BANK, NATIONAL ASSOCIATION

                     By     /s/ LEZLIE BEAM
                        ---------------------------------------
                          Its Vice President

                     Pro Rata Share: 60%
                     Loan Commitment: $30,000,000

OTHER LENDER:        FLEET NATIONAL BANK

                     By     /s/ EBEN R. MYRICK
                        ---------------------------------------
                          Its Vice President


                     Pro Rata Share: 40%
                     Loan Commitment: $20,000,000


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